April 20, 2005



via facsimile and U.S. mail

Mr. Stephen J. Crowe
Vice President and Chief Financial Officer
ChevronTexaco Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583


	Re:	ChevronTexaco Corporation
		10-K for the fiscal year ended December 31, 2004
		File No. 001-00368


Dear Mr. Crowe:

      We have completed our review of your 2004 Form 10-K and do not, at this time, have any further comments.

							Sincerely,



							H. Roger Schwall
							Assistant Director

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Mr. Stephen J. Crowe
ChevronTexaco Corporation
March 18, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE